Exhibit 99.1

News Release | February 13, 2025

Wells Fargo Confirms Termination of 2018 OCC Compliance Consent Order

SAN FRANCISCO – February 13, 2025 – Wells Fargo & Company (NYSE: WFC) today confirmed that the Office of the Comptroller of the Currency (OCC) terminated its 2018 consent order related to the company’s compliance risk management program. This is the tenth consent order closed by Wells Fargo’s regulators since 2019.

Charlie Scharf, Wells Fargo’s CEO, said of today’s news:

“We are pleased that the OCC has validated the work required in the 2018 compliance consent order and has terminated the enforcement action. This development, along with the termination of three other consent orders in the last three weeks and the termination by the OCC of the 2016 sales practices consent order last year, is a huge accomplishment for the many thousands of people at Wells Fargo who have worked tirelessly to transform the company. We are a different company today than when the new management team arrived. We remain focused and confident in our ability to complete the work required in our remaining consent orders, while building one of the most respected financial institutions in the country.”

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.

Contact Information
Media
Beth Richek, 980-308-1568

© 2025 Wells Fargo Bank, N.A. All rights reserved. For public use.

beth.richek@wellsfargo.com

Investor Relations
John Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

News Release Category: WF-CF
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